                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT



                                                                   State of                     Percent of Voting
Significant Subsidiaries Owned                                   Incorporation                  Securities
-------------------------------------                            -------------                  ----------------
American Bankers Insurance Company of Florida                       Florida                         100%

American Bankers Life Assurance Company of
  Florida                                                           Florida                         100%

Bankers American Reinsurance Company                            Turks & Caicos                      100%

Caribbean American Life Assurance Company                         Puerto Rico                       100%

Voyager Group, Inc.                                                 Florida                         100%